Exhibit 99.1

EXPLANATORY NOTE

Unless otherwise indicated, the financial information included in this Item 1 reflects, and is based upon, the information of Hawk Parent Holdings LLC prior to the closing of the Business Combination on July 11, 2019.

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ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

HAWK PARENT HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2019 AND DECEMBER 31, 2018

	June 30, 2019 (Unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$10,899,215	$13,285,357
Accounts receivable	7,019,713	5,979,247
Prepaid expenses and other	865,227	817,212
Total current assets	18,784,155	20,081,816

Property, plant and equipment, net	1,162,997	1,247,149
Restricted cash	7,412,156	9,976,701
Intangible assets, net of accumulated amortization	66,172,294	68,222,761
Goodwill	119,529,202	119,529,202
Total noncurrent assets	194,276,649	198,975,813
Total assets	$213,060,804	$219,057,629

Liabilities
Accounts payable	$1,701,415	$2,909,378
Accrued expenses	7,928,992	12,837,826
Current maturities of long-term debt	4,900,000	4,900,000
Total current liabilities	14,530,407	20,647,204

Long-term debt, net of current maturities	83,568,906	85,815,204
Line of credit	3,500,000	3,500,000
Other liabilities	16,863	16,864
Total noncurrent liabilities	87,085,769	89,332,068
Total liabilities	$101,616,176	$109,979,272

Commitment and Contingencies (Note 6)

Members’ equity	$111,444,628	$109,078,357

Total liabilities and members’ equity	$213,060,804	$219,057,629

See accompanying notes to condensed consolidated financial statements

HAWK PARENT HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2019 AND 2018

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue
Processing and service fees	$22,648,442	$19,604,624	$46,969,843	$40,468,189
Interchange and network fees	13,585,623	11,461,323	28,512,816	23,394,662
Total Revenue	36,234,065	31,065,947	75,482,659	63,862,851

Operating Expenses
Interchange and network fees	13,585,623	11,461,323	28,512,816	23,394,662
Other costs of services	5,591,788	6,776,417	12,008,968	13,969,928
Selling general and administrative	8,455,545	5,310,636	17,132,179	14,904,888
Depreciation and amortization	2,975,299	2,522,386	5,889,627	4,914,420
Change in fair value of contingent consideration	-	(1,000,000)		(1,000,000)
Total operating expenses	30,608,255	25,070,762	63,543,590	56,183,898
Income from operations	5,625,810	5,995,185	11,939,069	7,678,953
Other income (expense)
Interest income (expense)	(1,469,736)	(1,510,130)	(2,918,628)	(3,013,378)
Other income (expense)	19	(1,178)	38	(1.150)
Total other income (expenses)	(1,469,717)	(1,511,308)	(2,918,590)	(3,014,528)
Net income	$4,156,093	$4,483,877	$9,020,479	$4,664,425

See accompanying notes to condensed consolidated financial statements

HAWK PARENT HOLDINGS LLC AND SUBSIDIARIES CONDENSED STATEMENTS OF MEMBERS’ EQUITY FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2019 AND 2018 (Unaudited)

Total Equity
Balance at December 31, 2017	$104,051,883
Net Income	180,548
Contributions by members	-
Stock based compensation	219,466
Distribution to members	-
Balance at March 31, 2018	$104,451,897
Net Income	4,483,877
Contributions by members	-
Stock based compensation	212,255
Distribution to members	(1,360,159)
Balance at June 30, 2018	$107,787,870

Balance at December 31, 2018	$109,078,357
Net Income	4,864,386
Contributions by members	-
Stock based compensation	127,195
Distribution to members	(151,764)
Balance at March 31, 2019	$113,918,174
Net Income	4,156,093
Contributions by members	-
Stock based compensation	123,588
Distribution to members	(6,753,227)
Balance at June 30, 2019	$111,444,628

See accompanying notes to condensed consolidated financial statements

HAWK PARENT HOLDINGS  LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2019 AND 2018

(Unaudited)

	June 30, 2019	June 30, 2018

Cash flows from operating activities
Net income (loss)	$9,020,479	$4,664,425

Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	5,889,627	4,914,420
Stock based compensation	250,783	431,721
Interest expense related to debt issuance costs	203,702	203,702
Change in accounts receivable	(1,040,466)	(629,657)
Change in prepaid expenses and other	(48,015)	18,445
Change in restricted cash	2,564,545	9,278
Change in accounts payable	(1,207,963)	(1,656,457)
Change in accrued expenses and other	(4,908,835)	226,191
Net cash provided by operating activities	10,723,857	8,182,068

Cash flows from investing activities
Purchases of property and equipment	(182,931)	(474,216)
Purchases of intangible assets	(3,572,077)	(2,557,589)
Net cash used in investing activities	(3,755,008)	(3,031,805)

Cash flows from financing activities
Change in line of credit	-	3,000,000
Payments on long-term debt	(2,450,000)	(2,450,000)
Members’ distributions	(6,904,991)	(1,360,159)
Net cash provided by (used in) financing activities	(9,354,991)	(810,159)

(Decrease) increase in cash and cash equivalents	(2,386,142)	4,340,104
Cash and cash equivalents at beginning of period	$13,285,357	$6,137,687
Cash and cash equivalents at end of period	$10,899,215	$10,477,791

Supplement disclosure of cash flow information
Cash paid during the year for Interest:	$2,714,926	$2,809,676

See accompanying notes to condensed consolidated financial statements

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1. Nature of business and summary of significant accounting policies

Hawk Parent Holdings LLC and its consolidated subsidiaries (Hawk or the Company) is a full-service provider of electronic transaction processing services across industries and a provider to the consumer finance and auto industries. The Company established itself within the consumer finance industry in delivering core card processing, as well as payment solutions to both storefront and online merchants whose unique needs have typically not been well served by traditional payment solutions.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Hawk Parent Holdings LLC and the following wholly owned subsidiaries, Hawk Intermediate Holdings, LLC, Hawk Buyer Holdings, LLC, Repay Holdings, LLC, M&A Ventures, LLC, Sigma Acquisition, LLC, Wildcat Acquisition, LLC, and Marlin Acquirer, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Financial Statement Preparation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the requirements of Form 10-Q and Article 10 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2018.

The interim results for the three and six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported condensed consolidated statements of operations during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposit accounts, and short-term investments with original maturities of three months or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Concentration of Credit Risk

The Company is highly diversified, and no single merchant represents greater than 10% of the business on a volume or profit basis.

Earnings per Share

The Company’s LLC membership structure included several different types of LLC interests including ownership interests and profits interests. The Company analyzed the calculation of earnings per unit by using the two-class method and determined that it resulted in values that would not be meaningful to the users of these condensed consolidated financial statements. Therefore, earnings per share information has not been presented.

Intangible Assets

Intangible assets consist of internal use software development costs, purchased software, merchant agreements, and customer relationships. The Company is amortizing software development costs and purchased software on the straight-line method over a three-year estimated useful life, and over a ten-year estimated useful life for reseller buyouts and customer relationships. In addition, the Company evaluates the recoverability of intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment, and actual results may differ from assumed and estimated amounts. No indicators of impairment were identified in the periods ending June 30, 2019 and 2018.

Goodwill

Goodwill represents the excess of purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. The Company’s reporting units are at the operating segment level or one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management. When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method. Relative fair value is estimated using a discounted cash flow analysis.

The Company determined that no impairment of goodwill existed as of the last testing date, December 31, 2018, and there were no indicators that would require the management to reassess the impairment analysis of goodwill as of June 30, 2019. Future impairment reviews may require write-downs in the Company’s goodwill and could have a material adverse impact on the Company’s operating results for the periods in which such write-downs occur.

Revenue

Revenue is recognized when it is realized or realizable and earned, in accordance with ASC 605, Revenue Recognition (“ASC 605”). Recognition occurs when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. The Company accrues for rights of refund, processing errors or penalties, or other related allowances based on historical experience. More than 95% of our revenue for the three and six months ended June 30, 2019 and 2018 is derived from volume-based payment processing fees (“discount fees”) and other related fixed transaction or service fees. Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount fees are recognized at the time the merchants’ transactions are processed. The Company follows the requirements of ASC 605-45 Revenue Recognition-Principal Agent Considerations, in determining its merchant processing services revenue reporting. Generally, where the Company has control over merchant pricing, merchant portability, credit risk and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks and are recognized as earned based on contractual terms. The Company establishes estimated selling price, based on the judgment of the Company’s management, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle.

Income Taxes

The Company’s legal form of business is a limited liability company. Under the provisions for this form of business, the Company is not a taxable entity, and elements of income and expense flow through and are taxed to the members. The Company may make capital distributions throughout the year to provide funds to the members for their income tax liabilities.

The Company assesses its uncertain tax positions for the likelihood that they would be overturned upon Internal Revenue Service (IRS) examination or upon examination by state taxing authorities. The Company has determined that it does not have any positions at both June 30, 2019 and December 31, 2018, that it would be unable to substantiate.

Transaction Costs

The Company expenses all transactions costs as incurred and are included in selling, general, and administrative expenses in the condensed consolidated statements of operations. For the three and six months ended June 30, 2019 the Company incurred transactions costs $677,379 and $2,487,381, respectively, for previously closed transactions, as well as pending transactions. For the same periods in 2018, the Company incurred transaction costs of $643,777 and $1,156,907 of transaction costs.

As a result of previously closed acquisitions, the Company incurred $42,050 and $130,936 of transactions costs on behalf of related parties for the three and six months ended June 30, 2019.

Equity Units Awarded

The Company measures profit units awarded to management based on the fair value of the awards on the date of the grant and recognizes compensation expense for those awards over the requisite service period. The profits units vest over varying periods with all of the profits units being fully vested in 2022. Upon certain events, the profits units vesting can be altered.

The fair value of profit interests granted under the profit unit plan is estimated on the grant date using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to dividend yield, expected volatility, an appropriate risk-free interest rate, and the expected life of the option. Forfeitures are accounted for as they occur.

Recent Accounting Pronouncements

In January 2017, FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The standard is effective for annual periods in fiscal years beginning after December 31, 2018, and interim periods in fiscal years beginning after December 15, 2019. Management assessed this ASU and notes that there is no material impact on the condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the income tax effect of tax-deductible goodwill when measuring goodwill impairment loss. ASU 2017-04 will be effective for the Company beginning on November 1, 2022. The amendment must be applied prospectively with early adoption permitted. The Company elected to early adopt the amendment for the year ended December 31, 2017, which did not have a material impact on the condensed consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230).The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The effective date of this ASU for nonpublic entities is for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Management is currently assessing the impact this ASU will have on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Subtopic 842). The purpose of this ASU is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this ASU require that lessees recognize the rights and obligations resulting from leases as assets and liabilities on their balance sheets, initially measured at the present value of the lease payments over the term of the lease, including payments to be made in optional periods to extend the lease and payments to purchase the underlying assets if the lessee is reasonably certain of exercising those options. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP.

The effective date of this ASU for nonpublic entities is for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Management is currently assessing the impact this ASU will have on its condensed consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The standard’s core principle is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance may be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initial application recognized at the date of initial application for fiscal years beginning after December 15, 2017. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. Early application is permitted for nonpublic entities under several options. The Company is in the process of reviewing the potential impact the adoption of this guidance will have on its condensed consolidated financial statements.

Reclassification

Certain amounts in the condensed consolidated financial statements have been reclassified from their original presentation to conform to current year presentation. These reclassifications had no material impact on the condensed consolidated financial statements as previously reported.

2. Property and equipment

Property and equipment consisted of the following:

	June 30, 2019	December 31, 2018
Furniture, fixtures, and office equipment	$945,656	$893,287
Computers	724,306	600,139
Leasehold improvements	316,915	310,520
Total	1,986,877	1,803,946
Less: Accumulated depreciation	823,880	556,797
Property, plant and equipment, net	$1,162,997	$1,247,149

Depreciation expense for property and equipment was $137,203 and $267,083 for the three and six months ended June 30, 2019, respectively. Depreciation expense for property and equipment was $90,490 and $162,246 for the three and six months ended June 30, 2018, respectively.

3. Intangible assets

Intangible assets consisted of the following:

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Useful Life (Years)
Customer relationships	79,187,788	16,658,909	62,528,880	7.92
Software costs	7,949,839	2,779,091	5,170,748	2.10
Merchant agreements	581,000	57,866	523,133	9.00
Balance as of December 31, 2018	$87,718,627	$19,495,866	$68,222,761	7.49

Customer relationships	79,187,788	20,618,298	58,569,490	7.42
Software costs	11,266,069	4,157,348	7,108,721	2.14
Merchant agreements	581,000	86,917	494,083	8.50
Balance as of June 30, 2019	$91,034,857	$24,862,563	$66,172,294	6.78

Amortization expense for intangible assets was $2,838,096 and $5,622,544 for the three six months ended June 30, 2019, respectively. Amortization expense for intangible assets was $2,431,895 and $4,752,174 for the three six months ended June 30, 2018, respectively.

The estimated amortization expense for the next five years and thereafter in the aggregate is as follows:

Year Ending December 31,	Estimated Future Amortization Expense

2019	$6,211,774
2020	11,188,145
2021	9,442,710
2022	7,976,879
2023	7,976,879
Thereafter	23,375,907

4. Line of credit

The Company entered into a Credit Agreement on September 28, 2017, with a financial institution, which provided for a maximum $10,000,000 revolving loan at a variable interest rate (5.65% at June 30, 2019). The term of the agreement expires in September 28, 2022. At June 30, 2019 and December 31, 2018, the outstanding balance on the revolving loan was $3,500,000. The line of credit is collateralized by substantially all assets based on the Credit Agreement’s collateral documents, and includes restrictive qualitative and quantitative covenants, as defined in the Credit Agreement. The Company was in compliance with its restrictive covenants at June 30, 2019. Interest expense on the line of credit totaled $50,649 and $99,888 for the three and six months ended June 30, 2019, respectively. Interest expense on the line of credit totaled $50,693 and $82,842 for the three and six months ended June 30, 2018, respectively.

5. Long-term debt

On September 28, 2017, and amended December 15, 2017, the Company entered into a Credit Agreement with a financial institution, which included a revolving loan component (See Note 4), the Term Loan described below, and a delayed draw component described below. The debt is collateralized by substantially all assets based on the Credit Agreement’s collateral documents, and includes restrictive qualitative and quantitative covenants, as defined in the Credit Agreement. The Company was in compliance with its restrictive covenants at June 30, 2019.

At June 30, 2019 and December 31, 2018, long-term debt consists of the following:

	June 30, 2019	December 31, 2018
Non-current indebtedness:
Term Loan – financial institutions, bearing interest at variable rates (5.65% and 5.77% at June 30, 2019 and December 31, 2018, respectively), requiring quarterly principal payments of $850,000 plus interest, with the remaining balance due at maturity, maturing September 28, 2022, secured by substantially all assets of the Company	$62,050,000	$63,750,000
Delayed Draw Term Loan – financial institutions, bearing interest at variable rates (5.65% and 5.77% at June 30, 2019 and December 31, 2018, respectively), requiring quarterly principal payments equal to 1.25% of the initial principal amount plus interest, with the remaining balance due at maturity, maturing September 28, 2022	27,750,000	28,500,000
	89,800,000	92,250,000
Less: Current maturities of long-term debt	4,900,000	4,900,000
Less: Long-term loan debt issuance cost	1,331,094	1,534,796
	$83,568,906	$85,815,204

Following is a summary of principal maturities of long-term debt for each of the next five years ending December 31 and in the aggregate:

2019	$2,450,000
2020	4,900,000
2021	4,900,000
2022	77,550,000
2023	-
$89,800,000

Beginning in 2019, increased principal payments on the Term Loans may be required based on excess cash flows as defined in the Credit Agreement.

Interest expense on the long-term debt totaled $1,317,236 and $2,615,038 for the three and six months ended June 30, 2019, respectively. Interest expense on the long-term debt totaled $1,357,587 and $2,726,785 for the three and six months ended June 30, 2018, respectively. Amortization of the debt issuance costs totaled $101,851 and $203,702, which are reported as interest expense in the condensed consolidated statements of operations, for each of the three and six months ended June 30, 2019 and 2018, respectively.

6. Commitments

The Company is committed under various operating leases for buildings with varying expiration dates. Future minimum lease payments under noncancelable operating leases as of June 30, 2019, are as follows:

2019	$383,696
2020	634,006
2021	425,977
2022	255,105
2023	103,868
Thereafter	-
$1,802,652

7. Related party transactions

The Company paid management fees to a related party having common ownership in the amount of $100,000 and $200,000 during the three and six months ended June 30, 2019 and 2018, respectively, and are included in selling, general, and administrative expenses in the condensed consolidated statement of operations.

Transaction costs incurred on behalf of related parties for the six months ended June 30, 2019 and 2018 were $130,936 and $891,892, respectively.

8. Share based compensation

A summary of the changes in non-vested units outstanding for the six months ended June 30, 2019 is presented below:

	Units	Weighted average fair value per unit
Non-vested units at January 1, 2019	9,460	$182.83
Activity during the period:
Granted	-
Vested	(289)	(245.02)
Non-vested units at June 30, 2019	9,171	$180.87

The estimated fair value of the profit units that vested during each of the three and six months ended June 30, 2019 and 2018 were $62,063 and $70,959, respectively.

9. Subsequent events

Management has evaluated subsequent events and their potential effects on these condensed consolidated financial statements through August 14, 2019, which is the date the condensed consolidated financial statements were available to be issued.

On July 11, 2019, Thunder Bridge Acquisition, Ltd. (“Thunder Bridge”) and Hawk Parent Holdings LLC (“Hawk Parent”) consummated their previously announced business combination under which Thunder Bridge acquired Hawk Parent for approximately $580.7 million in total consideration. As a result, a wholly-owned subsidiary of Thunder Bridge merged with and into Hawk Parent, with Hawk Parent as the surviving entity and a subsidiary of Thunder Bridge, and Thunder Bridge changed its name to Repay Holdings Corporation.

In connection with the completion of the business combination, all outstanding loans were repaid and the Credit Agreement was terminated, and in connection therewith, Hawk Parent and certain subsidiaries entered a $230 million Revolving Credit and Term Loan Agreement (the “New Credit Agreement”).

On August 14, 2019, Repay Holdings Corporation announced the acquisition of TriSource Solutions, LLC, for up to $65 million, which includes a performance based earnout. The acquisition was financed with a combination of cash on hand and proceeds from borrowings under the New Credit Agreement.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, the information included in this section reflects, and is based upon, information of Hawk Parent Holdings LLC and its consolidated subsidiaries (“Hawk Parent”) prior to giving effect to the business combination with Thunder Bridge Acquisition Ltd. (“Thunder Bridge”) completed on July 11, 2019 (the “Business Combination”).

The following discussion and analysis of financial condition and results of operations should be read together with our unaudited condensed consolidated financial statements and the related notes to those statements included under Item 1 hereof and the financial statements of Hawk Parent beginning on page F-1 in the final prospectus and definitive proxy statement, filed with the SEC by Thunder Bridge on June 24, 2019, which were incorporated by referenced into the Current Report on Form 8-K filed with the SEC by Repay Holdings Corporation on July 17, 2019 (the “Original Form 8-K”). In addition to historical results of operations and financial position of Hawk Parent, this discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions as discussed in further detail under “Cautionary Note Regarding Forward-Looking Statements” in this Amendment No. 1 to the Original Form 8-K (including all exhibits filed herein, this “Form 8-K/A”). Actual results and the timing thereof may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in Exhibit 99.2 of this Form 8-K/A. Certain figures have been rounded for ease of presentation and may not sum due to rounding.

Overview

We provide integrated payment processing solutions to industry-oriented markets in which merchants have specific transaction processing needs. We refer to these markets as “vertical markets” or “verticals.” Our proprietary, integrated payment technology platform reduces the complexity of the electronic payments process for merchants, while enhancing their consumers’ overall experience. We intend to continue to strategically target verticals where we believe our ability to tailor payment solutions to our clients’ needs, our deep knowledge of our vertical markets and the embedded nature of our integrated payment solutions will drive strong growth by attracting new clients and fostering long-term client relationships.

Since a significant portion of our revenue is derived from volume-based payment processing fees, card payment volume is a key operating metric that we use to evaluate our business. We processed approximately $2.2 billion of total card payment volume in the three months ended June 30, 2019, and our quarter-over-quarter card payment volume growth was approximately 27%. We processed approximately $4.7 billion of total card payment volume in the six months ended June 30, 2019, and our period-over-period payment volume growth was approximately 30%.

Recent Developments

On July 11, 2019, Hawk Parent and Thunder Bridge, a special purpose acquisition company, completed the previously announced Business Combination under which Thunder Bridge acquired Hawk Parent for approximately $580.7 million in total consideration. Upon completion of the Business Combination, Thunder Bridge changed its name to Repay Holdings Corporation (the “Company”). Reference is made to Note 9 to the condensed consolidated financial statements included in Item 1 hereof for further discussion.

On August 14, 2019, the Company announced the acquisition of TriSource Solutions, LLC, for up to $65 million, which included a performance based earnout. The acquisition was financed with a combination of cash on hand and proceeds from borrowings under the Credit Agreement (as defined below).

Key Factors Affecting Our Business

Key factors that we believe impact our business, results of operations and financial condition include, but are not limited to, the following:

●	the dollar amount volume and the number of transactions that are processed by the clients that we currently serve;

●	our ability to attract new merchants and onboard them as active processing clients;

●	our ability to (i) successfully integrate recent acquisitions and (ii) complete future acquisitions;

●	our ability to offer new and competitive payment technology solutions to our clients; and

●	general economic conditions and consumer finance trends.

Key Components of Our Revenues and Expenses

Revenues

Revenue.    As our clients process increased volumes of payments, our revenues increase as a result of the fees we charge for processing these payments. Most of our revenues are derived from these volume-based payment processing fees (“discount fees”) and other related fixed transaction or service fees. Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed and include both fees relating to processing and services that we provide and interchange and payment network fees. Revenues are also derived from fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks and are recognized as earned based on contractual terms. We establish estimated selling price, based on the judgment of our management, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. During the three months and six months ended June 30, 2019 and the year ended December 31, 2018, we believe our chargeback rate was less than 1% of our card payment volume.

Expenses

Interchange and network fees.    Interchange and network fees consist primarily of pass-through fees which generally increase in proportion to card payment volume increases. These include interchange fees, dues and assessments, and other pass-through costs.

Other costs of services.    Other costs of services primarily include commissions to our software integration partners and other third-party processing costs, such as front and back-end processing costs and sponsor bank fees.

Selling, general and administrative.    Selling, general and administrative expenses include salaries, share-based compensation and other employment costs, professional service fees, rent and utilities, and other operating costs.

Depreciation and amortization.    Depreciation expense consists of depreciation on our investments in property, equipment and computer hardware. Depreciation expense is recognized on a straight-line basis over the estimated useful life of the asset. Amortization expense for software development costs and purchased software is recognized on the straight-line method over a three-year estimated useful life, and over a ten-year estimated useful life for merchant agreements and customer relationships.

Interest expense.    Prior to the closing of the Business Combination, interest expense consisted of interest in respect of our indebtedness under our Prior Credit Agreement (as defined below), which was terminated in connection with the closing of the Business Combination. In periods after the closing of the Business Combination, interest expense will consist of interest in respect of our indebtedness under the Credit Agreement, which was entered into in connection with the Business Combination.

Other expenses.    Other expenses primarily consist of write-off of debt issuance costs relating to our Prior Credit Agreement (prior to the Business Combination) and the Credit Agreement (after the closing of the Business Combination), prepayment penalties relating to the Prior Credit Agreement, which was terminated at the closing of the Business Combination, and the write-offs related to certain fixed assets.

Results of Operations

This section includes a summary of our results of operations, followed by detailed comparisons of our results for the three months and six months ended June 30, 2019 and 2018. We have derived this data from our unaudited interim and annual consolidated financial statements included under Item 1 of this Exhibit 99.1 to this Form 8-K/A.

Three Months Ended June 30, 2019 Compared to Three Months Ended June 30, 2018

The following table presents our results of operations for the periods indicated:

	Three Months Ended June 30,		Change
	2019	2018	Amount	%
	(in thousands)
Revenue
Processing and service fees	$22,649	$19,605	$3,044	15.5%
Interchange and network fees	13,585	11,461	2,124	18.5%
Total revenue	36,234	31,066	5,168	16.6%
Operating expenses
Interchange and network fees	13,585	11,461	2,124	18.5%
Other cost of services	5,592	6,776	(1,184)	(17.5)%
Selling, general and administrative	8,456	5,312	3,144	59.2%
Depreciation and amortization	2,975	2,522	453	18.0%
Change in fair value of contingent consideration	—	(1,000)	1,000	(100.0)%
Total operating expenses	30,608	25,071	5,537	22.1%
Income from operations	5,626	5,995	(369)	(6.2)%
Interest expense	(1,470)	(1,510)	40	(2.6)%
Other expenses	—	(1)	1	(100.0)%
Total other expenses	(1,470)	(1,511)	41	(2.7)%
Net income (loss)	$4,156	$4,484	$(328)	(7.3)%

Revenue

Total revenue increased $5.2 million, or 16.6%, to $36.2 million for the three months ended June 30, 2019 from $31.1 million for the three months ended June 30, 2018. Processing and service fees increased $3.0 million or 15.5%, to $22.6 million for the three months ended June 30, 2019 from $19.6 million for the three months ended June 30, 2018. These increases were the result of newly signed clients as well as the growth of our existing clients.

Interchange and Network Fees

Interchange and network fees increased $2.1 million, or 18.5%, to $13.6 million for the three months ended June 30, 2019 from $11.5 million for the three months ended June 30, 2018, driven by new clients, and same sales growth from existing clients. Interchange and network fees increased in general proportion to card payment volume increases.

Other Costs of Services

Other costs of services decreased $1.2 million, or 17.5%, to $5.6 million for the three months ended June 30, 2019 from $6.8 million for the three months ended June 30, 2018. While other costs of services generally increase in proportion to card processing volume, improvements to our processing infrastructure and reduced reliance on, and payments to, third party technology vendors in the prior period resulted in a net decrease for this period, despite the higher volume of payments that we processed. In future periods, we generally expect other costs of services to increase as payment volume increases.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $3.1 million, or 59.2%, to $8.5 million for the three months ended June 30, 2019 from $5.3 million for the three months ended June 30, 2018. This increase was primarily due to expenses associated with the Business Combination, general business growth, and increases in expenses relating to software and technological services, rent, telecommunication costs, advertising and marketing. We expect selling, general and administrative expenses to increase going forward, as we further develop our personnel infrastructure and make other investments needed to support the continued development and distribution of our solutions.

Depreciation and Amortization

Depreciation and amortization increased $0.5 million, or 18.0%, to $3.0 million for the three months ended June 30, 2019 from $2.5 million for the three months ended June 30, 2018, primarily due to greater amortization expense resulting from an increase in capitalized software assets.

Change in Fair Value of Contingent Consideration

There was $1.0 million of change in fair value of contingent consideration for the three months ended June 30, 2018 associated with the earnout payment in connection with the recapitalization transaction in 2016, through which Hawk Parent was formed in connection with the acquisition of a majority interest in Repay Holdings, LLC by certain investment funds sponsored by, or affiliated with, Corsair Capital LLC.

Interest Expense

Interest expense decreased $40 thousand, or 2.6%, to $1.5 million for the three months ended June 30, 2019 from $1.5 million for the three months ended June 30, 2018. This decrease was due to a lower outstanding balance under our Prior Credit Agreement as a result of certain principal payments made thereunder as well as a lower effective interest rate pursuant to its net leverage ratio based price structure.

Other Expense

Other expenses amounted to $1 thousand for the three months ended June 30, 2018, which consisted of write-off expenses of debt issuance costs relating to our Prior Credit Agreement. There were de minimis other expenses for the three months ended June 30, 2019.

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

The following table presents our results of operations for the periods indicated:

	Six Months Ended June 30,		Change
	2019	2018	Amount	%
	(in thousands)
Revenue
Processing and service fees	$46,970	$40,469	$6,501	16.1%
Interchange and network fees	28,513	23,394	5,119	21.9%
Total revenue	75,483	63,863	11,620	18.2%
Operating expenses
Interchange and network fees	28,513	23,394	5,119	21.9%
Other cost of services	12,009	13,970	(1,961)	(14.0)%
Selling, general and administrative	17,132	14,906	2,226	14.9%
Depreciation and amortization	5,890	4,914	976	19.9%
Change in fair value of contingent consideration	—	(1,000)	1,000	(100.0)%
Total operating expenses	63,544	56,184	7,360	13.1%
Income from operations	11,939	7,679	4,260	55.5%
Interest expense	(2,919)	(3,013)	94	(3.1)%
Other expenses	—	(1)	1	(100.0)%
Total other expenses	(2,919)	(3,014)	95	(3.2)%
Net income (loss)	$9,020	$4,665	$4,355	93.4%

Revenue

Total revenue increased $11.6 million, or 18.2%, to $75.5 million for the six months ended June 30, 2019 from $63.9 million for the six months ended June 30, 2018. Processing and service fees increased $6.5 million or 16.1%, to $47.0 million for the six months ended June 30, 2019 from $40.5 million for the six months ended June 30, 2018. These increases were the result of newly signed clients as well as the growth of our existing clients.

Interchange and Network Fees

Interchange and network fees increased $5.1 million, or 21.9%, to $28.5 million for the six months ended June 30, 2019 from $23.4 million for the six months ended June 30, 2018, driven by new clients, and same sales growth from existing clients. Interchange and network fees increased in general proportion to card payment volume increases.

Other Costs of Services

Other costs of services decreased $2.0 million, or 14.0%, to $12.0 million for the six months ended June 30, 2019 from $14.0 million for the six months ended June 30, 2018. While other costs of services generally increase in proportion to card processing volume, improvements to our processing infrastructure and reduced reliance on, and payments to, third party technology vendors in the prior period resulted in a net decrease for this period, despite the higher volume of payments that we processed. In future periods, we generally expect other costs of services to increase as payment volume increases.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $2.2 million, or 14.9%, to $17.1 million for the six months ended June 30, 2019 from $14.9 million for the six months ended June 30, 2018. This increase was primarily due to one-time expenses associated with the Business Combination, general business growth, and increases in expenses relating to software and technological services, rent, telecommunication costs, advertising and marketing. We expect selling, general and administrative expenses to increase going forward, as we further develop our personnel infrastructure and make other investments needed to support the continued development and distribution of our solutions.

Depreciation and Amortization

Depreciation and amortization increased $1.0 million, or 19.9%, to $5.9 million for the six months ended June 30, 2019 from $4.9 million for the six months ended June 30, 2018, primarily due to greater amortization expense resulting from an increase in capitalized software assets.

Change in Fair Value of Contingent Consideration

There was $1.0 million of change in fair value of contingent consideration for the six months ended June 30, 2018 associated with the earnout payment in connection with the recapitalization transaction in 2016, through which Hawk Parent was formed in connection with the acquisition of a majority interest in Repay Holdings, LLC by certain investment funds sponsored by, or affiliated with, Corsair Capital LLC.

Interest Expense

Interest expense decreased $0.1 million, or 3.1%, to $2.9 million for the six months ended June 30, 2019 from $3.0 million for the six months ended June 30, 2018. This decrease was due to a lower outstanding balance under our Prior Credit Agreement as a result of certain principal payments made thereunder as well as a lower effective interest rate pursuant to its net leverage ratio based price structure.

Other Expense

Other expenses amounted to $1.0 thousand for the six months ended June 30, 2018, which consisted of write-off expenses of debt issuance costs relating to our Prior Credit Agreement. There were de minimis other expenses for the six months ended June 30, 2019.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that represents net income prior to interest expense, depreciation and amortization, as adjusted to add back certain non-cash and non-recurring charges, such as loss on extinguishment of debt, non-cash change in fair value of contingent consideration, share-based compensation charges, transaction expenses, management fees, legacy commission related charges, employee recruiting costs, loss on disposition of property and equipment, other taxes, strategic initiative related costs and other non-recurring charges.

Adjusted Net Income is a non-GAAP financial measure that represents net income prior to amortization of acquisition-related intangibles, as adjusted to add back certain non-cash and non-recurring charges, such as loss on extinguishment of debt, non-cash change in fair value of contingent consideration, transaction expenses, share-based compensation expense, management fees, legacy commission related charges, employee recruiting costs, loss on disposition of property and equipment, strategic initiative related costs and other non-recurring charges. Adjusted Net Income is adjusted to exclude amortization of all acquisition-related intangibles as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible amortization supplements GAAP financial measures because it allows for greater comparability of operating performance. Although we exclude amortization from acquisition-related intangibles from our non-GAAP expenses, management believes that it is important for investors to understand that such intangibles were recorded as part of purchase accounting and contribute to revenue generation

We disclose Adjusted EBITDA and Adjusted Net Income because they are key measures used by our management to evaluate our business, measure its operating performance and make strategic decisions. We believe Adjusted EBITDA and Adjusted Net Income are useful for investors and others in understanding and evaluating our operations results in the same manner as our management. However, Adjusted EBITDA and Adjusted Net Income are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating profit, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled Adjusted EBITDA, Adjusted Net Income or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate our non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA and Adjusted Net Income alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP. The following tables present a reconciliation of net income to Adjusted EBITDA and Adjusted Net Income for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net income (loss)	$4,156	$4,484	$9,020	$4,665
Plus:
Interest expense	1,470	1,510	2,919	3,013
Depreciation and amortization(a)	2,975	2,522	5,890	4,914
EBITDA	8,601	8,516	17,828	12,592
Loss on extinguishment of debt(b)	—	1	—	1
Non-cash change in fair value of contingent consideration(c)	—	(1,000)	—	(1,000)
Share-based compensation expense(d)	124	213	251	432
Transaction expenses(e)	810	643	2,496	1,156
Management fees(f)	100	100	200	200
Legacy commission related charges(g)	550	—	550	4,168
Employee recruiting costs(h)	—	69	15	146
Loss on disposition of property and equipment	—	—	—	—
Other taxes(i)	168	22	227	195
Strategic initiatives related costs(j)	93	—	216	72
Other non-recurring charges(k)	—	(127)	—	(79)
Adjusted EBITDA	$10,446	$8,437	$21,783	$17,883

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net income (loss)	$4,156	$4,484	$9,020	$4,665
Plus:
Loss on extinguishment of debt(b)	—	1	—	1
Amortization of acquisition-related intangibles(l)	1,980	1,980	3,959	3,959
Non-cash change in fair value of contingent consideration(c)	—	(1,000)	—	(1,000)
Share-based compensation expense(d)	124	213	251	432
Transaction expenses(e)	810	643	2,496	1,156
Management fees(f)	100	100	200	200
Legacy commission related charges(g)	550	—	550	4,168
Employee recruiting costs(h)	—	69	15	146
Loss on disposition of property and equipment	—	—	—	—
Strategic initiative costs(j)	93	—	216	72
Other non-recurring charges(k)	—	(127)	—	(79)
Adjusted Net Income	$7,812	$6,362	$16,707	$13,720

(a)	See footnote (l) for details on our amortization and depreciation expenses.
(b)	Reflects write-offs of debt issuance costs relating to Hawk Parent’s term loans and prepayment penalties relating to its previous debt facilities.
(c)	Reflects the changes in management’s estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the most recent balance sheet date.
(d)	Represents compensation expense associated with Hawk Parent’s equity compensation plans.
(e)	Primarily consists of (i) during the three and six months ended June 30, 2019, professional service fees and other costs in connection with the Business Combination, and (ii) during the three and six months ended June 30, 2018, additional transaction related expenses in connection with the acquisitions of PaidSuite, Inc. and PaidMD, LLC (together, “PaidSuite”) and Paymaxx Pro, LLC (“Paymaxx”), which transactions closed in 2017.
(f)	Reflects management fees paid to Corsair Investments, L.P. pursuant to the management agreement, which terminated upon the completion of the Business Combination.
(g)	Represents payments made to certain employees in connection with significant restructuring of their commission structures. These payments represented commission structure changes which are not in the ordinary course of business.
(h)	Represents payments made to third-party recruiters in connection with a significant expansion of our personnel, which we expect will become more moderate in subsequent periods.
(i)	Reflects franchise taxes and other non-income based taxes.
(j)	Consulting fees relating to our processing services and other operational improvements that were not in the ordinary course, in the aggregate amount of $124,000, and $55,000 are reflected in the six months ended June 30, 2019 and 2018, respectively. Additionally, one-time fees relating to special projects for new market expansion that are not anticipated to continue in the ordinary course of business are reflected in the six months ended June 30, 2018, and one-time expenses related to the creation of a new entity in connection with equity arrangements for the members of Hawk Parent in connection with the Business Combination are reflected in the three months ended June 30, 2019.

(k)	Reflects reversal of adjustments over the prior and current periods made for legal expenses incurred related to a dispute with a former customer, for which we were reimbursed in the current period as a result of its settlement.
(l)	Reflects amortization of customer relationship intangibles acquired through Hawk Parent’s acquisitions of PaidSuite and Paymaxx during the year ended December 31, 2017 and the recapitalization transaction in 2016, through which Hawk Parent was formed in connection with the acquisition of a majority interest in Repay Holdings, LLC by certain investment funds sponsored by, or affiliated with, Corsair Capital LLC. This adjustment excludes the amortization of other intangible assets which were acquired in the regular course of business, such as capitalized internally developed software and purchased software. See additional information below for an analysis of our amortization expenses:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(in $ thousands)
Acquisition-related intangibles	$1,980	$1,980	$3,959	$3,959
Software	844	438	1,634	764
Reseller buyouts	15	15	29	29
Amortization	$2,838	$2,432	$5,622	$4,752
Depreciation	137	90	267	162
Depreciation and amortization (1)	$2,975	$2,522	$5,890	$4,914

(1)	Adjusted Net Income is adjusted to exclude amortization of all acquisition-related intangibles as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions (see corresponding adjustments in the reconciliation of net income to Adjusted Net Income presented above). Management believes that the adjustment of acquisition-related intangible amortization supplements GAAP financial measures because it allows for greater comparability of operating performance. Although we exclude amortization from acquisition-related intangibles from our non-GAAP expenses, management believes that it is important for investors to understand that such intangibles were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangibles that relate to past acquisitions will recur in future periods until such intangibles have been fully amortized. Any future acquisitions may result in the amortization of additional intangibles.

Adjusted EBITDA for the three months ended June 30, 2019 and 2018 was $10.4 million and $8.4 million, respectively, representing a 23.8% increase over comparable periods. Adjusted Net Income for the three months ended June 30, 2019 and 2018 was $7.8 million and $6.4 million, respectively, representing a 23% increase over comparable periods. Our net income for the three months ended June 30, 2019 and 2018 was $4.2 million and $4.5 million, respectively, representing an 7.3% decrease over comparable periods.

Adjusted EBITDA for the six months ended June 30, 2019 and 2018 was $21.8 million and $17.9 million, respectively, representing a 21.8%% increase over comparable periods. Adjusted Net Income for the six months ended June 30, 2019 and 2018 was $16.7 million and $13.7 million, respectively, representing a 22% increase over comparable periods. Our net income for the six months ended June 30, 2019 and 2018 was $9.0 million and $4.7 million, respectively, representing a 93.4% increase over comparable periods.

These increases are the result of the growing card payment volume and revenue figures described above, new clients, and same store sales growth from existing clients.

Seasonality

We have experienced in the past, and may continue to experience, seasonal fluctuations in our volumes and revenues as a result of consumer spending patterns. Volumes and revenues during the first quarter of the calendar year tend to increase in comparison to the remaining three quarters of the calendar year on a same store basis. This increase is due to consumers’ receipt of tax refunds and the increases in repayment activity levels that follow. Operating expenses show less seasonal fluctuation, with the result that net income is subject to the similar seasonal factors as our volumes and revenues.

Liquidity and Capital Resources

We have historically financed our operations and working capital through net cash from operating activities. As of June 30, 2019, we had $10.9 million of cash and cash equivalents and available borrowing capacity of $6.5 million under the Prior Credit Agreement. This balance does not include restricted cash, which reflects cash accounts holding reserves for potential losses and customer settlement funds of $7.4 million at June 30, 2019. Our primary cash needs are to fund working capital requirements, invest in technology development, fund acquisitions and related contingent consideration, make scheduled principal payments and interest payments on our outstanding indebtedness and pay tax distributions to members. We expect that our cash flow from operations, current cash and cash equivalents and available borrowing capacity under the Credit Agreement will be sufficient to fund our operations and planned capital expenditures and to service our debt obligations for the next twelve months.

Cash Flows

The following table present a summary of cash flows from operating, investing and financing activities for the following comparative period.

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

	Six Months Ended,
	2019	2018
	(in thousands)
Net cash provided by operating activities	$10,724	$8,182
Net cash used in investing activities	$(3,755)	$(3,032)
Net cash used in financing activities	$(9,355)	$(810)

Cash Flow from Operating Activities

We reported net cash provided by operating activities of $10.7 million for the six months ended June 30, 2019, compared to $8.1 million for the six months ended June 30, 2018.

Cash provided by operating activities for the six months ended June 30, 2019 and 2018 reflects net income as adjusted for non-cash operating items including depreciation and amortization, share-based compensation, and changes in working capital accounts. The net income increases were largely driven by continued growth in card payment volume and revenue.

Cash Flow from Investing Activities

For the six months ended June 30, 2019, cash flow used in investing activities was $3.8 million, as compared to $3.0 million for the six months ended June 30, 2018. These expenditures primarily include the capitalization of technology development activities. Cash flow used in investing activities has grown as we continue to invest in our technology platform.

Cash Flow from Financing Activities

For the six months ended June 30, 2019, cash used in financing activities was $9.4 million, as compared to $0.8 million for the six months ended June 30, 2018. This reflects cash provided by financing activities during the six months ended June 30, 2018 as a result of revolver borrowings under our Prior Credit Agreement, and expenditures relate primarily to principal and interest payments made related to our Prior Credit Agreement, and tax distributions to Hawk Parent’s equityholders during the six months ended June 30, 2019 and 2018.

Indebtedness

Prior Credit Agreement

Hawk Parent was previously party to the Revolving Credit and Term Loan Agreement, dated as of September 28, 2017, and amended as of December 15, 2017 (the “Prior Credit Agreement”), with SunTrust Bank, as administrative agent and lender, and the other lenders party thereto. The Prior Credit Agreement provided for a term loan of $98 million and a revolving loan with a borrowing amount of up to $10 million. The revolving credit facility included swingline loan and letter of credit sublimits of $2.5 million each. We paid $6,161 and $8,215 in fees related to unused commitments during the three months ended June 30, 2019 and 2018, respectively, and $12,120 and $17,806 in fees related to unused commitments during the six months ended June 30, 2019.

As of June 30, 2019, we had term loan borrowings of $88.5 million and revolver borrowings of $3.5 million outstanding under the Prior Credit Agreement and were in compliance with certain financial covenants. In connection with the completion of the Business Combination, all outstanding loans were repaid and the Prior Credit Agreement was terminated.

New Credit Agreement

In connection with the Business Combination, on July 11, 2019, TB Acquisition Merger Sub LLC, Hawk Parent and certain subsidiaries of Hawk Parent, as guarantors, entered into a Revolving Credit and Term Loan Agreement (the “Credit Agreement”) with certain financial institutions, as lenders, and SunTrust Bank, as the administrative agent. For more information on the Credit Agreement, see the section entitled “Item 1.01 — Entry into Material Definitive Agreement — Credit Agreement” in the Original Form 8-K.

Tax Receivable Agreement

Upon the completion of the Business Combination, the Company entered into that certain Tax Receivable Agreement (the “Tax Receivable Agreement”) with holders of limited liability company interests of Hawk Parent (the “Post-Merger Repay Units”). As a result of the Tax Receivable Agreement, the Company may be required to establish a liability in its consolidated financial statements. Such liability, which will increase upon the exchanges of Post-Merger Repay Units for the Class A common stock of the Company, generally represents 100% of the estimated future tax benefits, if any, relating to the increase in tax basis that will result from exchanges of the Post-Merger Repay Units for shares of Class A common stock pursuant to the Exchange Agreement and certain other tax attributes of the Company and tax benefits of entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

Under the terms of the Tax Receivable Agreement, the Company may elect to terminate the Tax Receivable Agreement early but will be required to make an immediate payment equal to the present value of the anticipated future cash tax savings. As a result, the associated liability reported on the Company’s consolidated financial statements may be increased. We expect that the payment obligations of the Company required under the Tax Receivable Agreement will be substantial. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges by the holders of Post-Merger Repay Units, the price of the Class A common stock of the Company at the time of the redemption or exchange, whether such redemptions or exchanges are taxable, the amount and timing of the taxable income the Company generates in the future, the tax rate then applicable and the portion of its payments under the Tax Receivable Agreement constituting imputed interest. The Company expects to fund the payment of the amounts due under the Tax Receivable Agreement out of the cash savings that it actually realizes in respect of the attributes to which Tax Receivable Agreement relates. However, the payments required to be made could be in excess of the actual tax benefits that the Company realizes and there can be no assurance that the Company will be able to finance its obligations under the Tax Receivable Agreement.

For more information about the Tax Receivable Agreement, see the section entitled “Item 1.01 — Entry into Material Definitive Agreement — Tax Receivable Agreement” in the Original Form 8-K.

Critical Accounting Policies and Recently Issued Accounting Pronouncements

For information, see our unaudited condensed consolidated financial statements and the related notes to those statements included under Item 1 hereof and the financial statements of Hawk Parent beginning on page F-1 in the final prospectus and definitive proxy statement, filed with the SEC by Thunder Bridge on June 24, 2019, which were incorporated by referenced into the Original Form 8-K.

Quantitative and Qualitative Disclosure About Market Risk

Effects of Inflation

While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including U.S. fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. We are exposed to market risk from changes in interest rates on debt, which bears interest at variable rates. Our debt has floating interest rates. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates for its floating rate debt. Our floating rate debt requires payments based on variable interest rates such as the federal funds rate, prime rate, eurocurrency rate, and LIBOR. Therefore, increases in interest rates may reduce our net income or loss by increasing the cost of debt. As of June 30, 2019 and December 31, 2018, we had term loan borrowings of $88.5 million and $90.7 million, respectively, and revolver borrowings of $3.5 million and $3.5 million, respectively, outstanding under the Prior Credit Agreement. The borrowings accrue interest at either base rate, described above under “Liquidity and Capital Resources — Indebtedness — Prior Credit Agreement,” plus a margin of 2.00% to 3.00% or at an adjusted LIBOR rate plus a margin of 3.00% to 4.00%, in each case depending on the total net leverage ratio, as defined in the agreement governing the Prior Credit Agreement. A 1.0% increase or decrease in the interest rate applicable to such borrowings under the Prior Credit Agreement would have increased or decreased cash interest expense on our indebtedness by approximately $0.9 million per annum and $0.9 million per annum, respectively.

We may incur additional borrowings from time to time for general corporate purposes, including working capital and capital expenditures.

Foreign Currency Exchange Rate Risk

Invoices for our services are denominated in U.S. dollars. We do not expect our future operating results to be significantly affected by foreign currency transaction risk.